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                                                                    EXHIBIT 16.1




                       [Deloitte & Touche letterhead]





March 30, 1998


Securities and Exchange Commission
450-5th Street, N.W.
Washington, D.C.  20549
U.S.A.

Gentlemen:

We have read the statements made by Viasystems, Inc., which we understand will be filed with the Commission pursuant to Item 304 of Regulation S-K, as part of the company's Form 10-K for the month of March 1998. We agree with the statements concerning our Firm relative to our association with Circo Craft as described under the heading "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" in such Form 10-K.

Very truly yours,



Chartered Accountants